Exhibit 23.2

                      Young, Oakes, Brown & Company, P.C.
                          Certified Public Accountants


                          INDEPENDENT AUDITOR'S CONSENT



     We have issued our report dated January 21, 1999 accompanying the consolidated statements of condition of the Clearfield Bank & Trust Company as of December 31, 1998, and 1997, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1998, which are included in this Registration Statement and Proxy Statement/Prospectus. We consent to the inclusion of the aforementioned report in the Registration Statement and Proxy Statement/Prospectus and to the use of our name as it appears under the caption "Experts."


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July __, 1999                           Young, Oakes, Brown & Company, P.C.
Altoona, Pennsylvania